EXHIBIT 11
----------



                           ALCO STANDARD CORPORATION
                      COMPUTATIONS OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

                                                          1995                              1994
                                                 -----------------------          ------------------------
                                                                FULLY                             Fully
                                                  PRIMARY     DILUTED(1)           Primary      Diluted(1)
                                                 ---------    ----------          ---------     ----------
THREE MONTHS ENDED DECEMBER 31
AVERAGE SHARES OUTSTANDING
Common shares                                      112,361       112,361            108,762        108,762
Preferred stock
   Senior Securities                                               8,694                             9,016
Convertible loan notes                                               380
Options                                              2,229         2,300              2,078          2,282
                                                 ---------    ----------          ---------     ----------
   Total shares                                    114,590       123,735            110,840        120,060
                                                 =========    ==========          =========     ==========

INCOME
Net Income                                      $   61,415   $    61,415         $   45,469    $    45,469
Less: Preferred dividends                            7,664         4,885              2,893
                                                 ---------    ----------          ---------     ----------
Net income available to common  shareholders    $   53,751   $    56,530         $   42,576    $    45,469
                                                 =========    ==========          =========     ==========

                                                 ---------    ----------          ---------     ----------
EARNINGS PER SHARE                                   $0.47         $0.46              $0.38          $0.38
                                                 =========    ==========          =========     ==========


(1) This calculation is submitted in accordance with Regulation S-K item 601 (b)
    (11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.